Exhibit 5.1

K&L GATES LLP 1 PARK PLAZA TWELFTH FLOOR IRVINE, CA 92614 T 949.253.0900 F 949.253.0902 klgates.com

March 12, 2020

Veritone, Inc.

575 Anton Blvd., Suite 100

Costa Mesa, California 92626

Ladies and Gentlemen:

We have acted as counsel to Veritone, Inc., a Delaware corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), registering 1,773,408 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), consisting of (i) 1,330,056 shares of Common Stock issuable under the Veritone, Inc. 2017 Stock Incentive Plan (the “2017 Plan”) and (ii) 443,352 shares of Common Stock issuable under the Veritone, Inc. Employee Stock Purchase Plan (the “ESPP”) (together with the 2017 Plan and ESPP, the “Plans”). This opinion letter is being furnished to you in accordance with the requirements of Item 601(b)(5) of Regulation S-K.

You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering our opinion, we have examined: (i) the Registration Statement, (ii) the Third Amended and Restated Certificate of Incorporation of the Company, (iii) the Amended and Restated Bylaws of the Company, (iv) certain resolutions of the Board of Directors of the Company (the “Board”) and such other records of corporate actions of the Company relating to the Registration Statement and the authorization for issuance and sale of the Shares, and matters in connection therewith, (v) the Plans and the forms of award agreements approved by the Board for use in each of the Plans, and (vi) a certificate of an officer of the Company, dated as of the date hereof (the “Fact Certificate”). We have also made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on the Fact Certificate.

In rendering our opinion, we have made the assumptions that are customary in opinion letters of this kind, including that: (i) each document submitted to us is accurate and complete, (ii) each document submitted to us as an original is authentic, (iii) each document submitted to us as a copy conforms to an authentic original, (iv) all signatures on original documents are genuine, (v) all documents were duly executed and delivered where due execution and delivery are prerequisites to the effectiveness thereof, and (vi) the Company is and shall remain at all times a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. We have further assumed the legal capacity of natural persons and we have assumed that each party to the documents we have examined or relied on has the legal capacity or authority and has satisfied all legal requirements that are applicable to that party to the extent necessary to make such documents enforceable against that party. We have not verified any of those assumptions.

March 12, 2020

In rendering our opinion below, we also have assumed that: (i) the Company will have sufficiently authorized and unissued shares of Common Stock at the time of each issuance of a Share under each Plan, (ii) the Shares will be evidenced by appropriate certificates, duly executed and delivered, or the Board will adopt a resolution providing that all Shares shall be uncertificated in accordance with Section 158 of the Delaware General Corporation Law (the “DGCL”) prior to their issuance, (iii) the issuance of each Share will be duly noted in the Company’s stock ledger upon issuance, and (iv) the Company will receive consideration for each Share at least equal to the par value of each share of Common Stock, in the amount required by the Plans and approved by the Board pursuant to a resolution authorizing the issuance of such Share adopted at a meeting or by unanimous consent to action without meeting in accordance with the DGCL.

The opinion expressed below is limited to the DGCL.

Based upon and subject to the foregoing, it is our opinion that the Shares have been duly authorized for issuance by the Company and, when, and if, issued and sold in accordance with the terms of the Plans and any underlying award agreements, will be validly issued, fully paid and nonassessable. This opinion is expressed as of the date hereof and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving our consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Yours truly,

/s/ K&L Gates LLP

K&L Gates LLP